Exhibit 99.8

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors

Willdan Group, Inc.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Willdan Group, Inc. and subsidiaries (the Company) as of December 29, 2017 and December 30, 2016, the related consolidated statements of operations, stockholders’ equity, and cash flows for the years ended December 29, 2017, December 30, 2016 and January 1, 2016, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 29, 2017 and December 30, 2016, and the results of its operations and its cash flows for the years ended December 29, 2017, December 30, 2016 and January 1, 2016 in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 29, 2017, based on criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated March 9, 2018 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company’s auditor since 2015.

Irvine, California

March 9, 2018, except with respect to our opinion on the consolidated financial statements insofar as it relates to notes 2 (Segment Information and Contract Accounting), 4, and 13, as to which the date is October 3, 2018.

WILLDAN GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 29,	December 30,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$14,424,000	$22,668,000
Accounts receivable, net of allowance for doubtful accounts of $369,000 and $785,000 at December 29, 2017 and December 30, 2016, respectively	38,441,000	30,285,000
Costs and estimated earnings in excess of billings on uncompleted contracts	24,732,000	18,988,000
Other receivables	1,833,000	699,000
Prepaid expenses and other current assets	3,760,000	2,601,000
Total current assets	83,190,000	75,241,000
Equipment and leasehold improvements, net	5,306,000	4,511,000
Goodwill	38,184,000	21,947,000
Other intangible assets, net	10,666,000	5,941,000
Other assets	826,000	707,000
Total assets	$138,172,000	$108,347,000
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$20,826,000	$17,395,000
Accrued liabilities	23,293,000	19,049,000
Contingent consideration payable	4,246,000	1,925,000
Billings in excess of costs and estimated earnings on uncompleted contracts	7,321,000	8,377,000
Notes payable	383,000	3,972,000
Capital lease obligations	289,000	334,000
Total current liabilities	56,358,000	51,052,000
Contingent consideration payable	5,062,000	2,537,000
Notes payable	2,500,000	2,074,000
Capital lease obligations, less current portion	160,000	210,000
Deferred lease obligations	614,000	714,000
Deferred income taxes, net	2,463,000	1,842,000
Other noncurrent liabilities	363,000	—
Total liabilities	67,520,000	58,429,000

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 40,000,000 shares authorized; 8,799,000 and 8,348,000 shares issued and outstanding at December 29, 2017 and December 30, 2016, respectively	88,000	83,000
Additional paid-in capital	50,976,000	42,376,000
Retained earnings	19,588,000	7,459,000
Total stockholders’ equity	70,652,000	49,918,000
Total liabilities and stockholders’ equity	$138,172,000	$108,347,000

See accompanying notes to consolidated financial statements.

WILLDAN GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Fiscal Year
	2017	2016	2015

Contract revenue	$273,352,000	$208,941,000	$135,103,000

Direct costs of contract revenue (inclusive of directly related depreciation and amortization):
Salaries and wages	44,743,000	39,024,000	31,880,000
Subcontractor services and other direct costs	151,919,000	104,236,000	50,200,000
Total direct costs of contract revenue	196,662,000	143,260,000	82,080,000

General and administrative expenses:
Salaries and wages, payroll taxes and employee benefits	36,534,000	31,084,000	25,741,000
Facilities and facility related	4,624,000	4,085,000	4,246,000
Stock-based compensation	2,774,000	1,239,000	777,000
Depreciation and amortization	3,949,000	3,204,000	2,072,000
Other	15,105,000	14,525,000	12,657,000
Total general and administrative expenses	62,986,000	54,137,000	45,493,000
Income from operations	13,704,000	11,544,000	7,530,000

Other income (expense):
Interest expense, net	(111,000)	(179,000)	(207,000)
Other, net	98,000	2,000	18,000
Total other expense, net	(13,000)	(177,000)	(189,000)
Income before income taxes	13,691,000	11,367,000	7,341,000

Income tax expense	1,562,000	3,068,000	3,082,000
Net income	$12,129,000	$8,299,000	$4,259,000

Earnings per share:
Basic	$1.42	$1.01	$0.54
Diluted	$1.32	$0.97	$0.52

Weighted-average shares outstanding:
Basic	8,541,000	8,219,000	7,834,000
Diluted	9,155,000	8,565,000	8,113,000

See accompanying notes to consolidated financial statements.

WILLDAN GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

			Additional
	Common Stock		Paid-in
	Shares	Amount	Capital	Retained Earnings	Total
Balances at January 2, 2015	7,635,000	$76,000	$35,436,000	$(5,099,000)	$30,413,000
Shares of common stock issued in connection with employee stock purchase plan	15,000	—	170,000	—	170,000
Shares of common stock issued in connection with incentive stock plan	131,000	1,000	511,000	—	512,000
Stock issued to acquire business	123,000	2,000	1,483,000	—	1,485,000
Stock-based compensation	—	—	777,000	—	777,000
Net income	—	—	—	4,259,000	4,259,000
Balances at January 1, 2016	7,904,000	$79,000	$38,377,000	$(840,000)	$37,616,000
Shares of common stock issued in connection with employee stock purchase plan	24,000	—	209,000	—	209,000
Shares of common stock issued in connection with incentive stock plan	164,000	2,000	325,000	—	327,000
Stock issued to acquire businesses	256,000	2,000	2,226,000	—	2,228,000
Stock-based compensation	—	—	1,239,000	—	1,239,000
Net income	—	—	—	8,299,000	8,299,000
Balance at December 30, 2016	8,348,000	$83,000	$42,376,000	$7,459,000	$49,918,000
Shares of common stock issued in connection with employee stock purchase plan	62,000	1,000	829,000	—	830,000
Shares of common stock issued in connection with incentive stock plan	298,000	3,000	1,898,000	—	1,901,000
Stock issued to acquire business	91,000	1,000	3,099,000	—	3,100,000
Stock-based compensation expense	—	—	2,774,000	—	2,774,000
Net income	—	—	—	12,129,000	12,129,000
Balance at December 29, 2017	8,799,000	$88,000	$50,976,000	$19,588,000	$70,652,000

See accompanying notes to consolidated financial statements.

WILLDAN GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal Year
	2017	2016	2015
Cash flows from operating activities:
Net income	$12,129,000	$8,299,000	$4,259,000
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,082,000	3,220,000	2,072,000
Deferred income taxes, net	621,000	1,225,000	1,758,000
Lease abandonment recovery, net	—	—	(44,000)
Loss (gain) on sale/disposal of equipment	27,000	4,000	(37,000)
(Recovery of) provision for doubtful accounts	(189,000)	216,000	659,000
Stock-based compensation	2,774,000	1,239,000	777,000
Accretion and fair value adjustments of contingent consideration	1,156,000	21,000	547,000
Changes in operating assets and liabilities, net of effects from business acquisitions:
Accounts receivable	(7,412,000)	1,288,000	(4,354,000)
Costs and estimated earnings in excess of billings on uncompleted contracts	(5,744,000)	(4,057,000)	(1,180,000)
Other receivables	(1,126,000)	82,000	31,000
Prepaid expenses and other current assets	(1,096,000)	(519,000)	203,000
Other assets	25,000	(169,000)	31,000
Accounts payable	3,186,000	206,000	1,842,000
Accrued liabilities	4,329,000	8,409,000	(1,320,000)
Billings in excess of costs and estimated earnings on uncompleted contracts	(1,593,000)	2,159,000	2,285,000
Deferred lease obligations	(100,000)	(23,000)	573,000
Net cash provided by operating activities	11,069,000	21,600,000	8,102,000
Cash flows from investing activities:
Purchase of equipment and leasehold improvements	(2,178,000)	(1,662,000)	(2,475,000)
Proceeds from sale of equipment	—	15,000	7,000
Cash paid for acquisitions, net of cash acquired	(14,603,000)	(8,857,000)	(8,168,000)
Net cash used in investing activities	(16,781,000)	(10,504,000)	(10,636,000)
Cash flows from financing activities:
Payments on contingent consideration	(1,709,000)	(1,284,000)	—
Payments on notes payable	(4,164,000)	(4,378,000)	(2,090,000)
Proceeds from notes payable	—	733,000	2,606,000
Borrowings under line of credit	1,000,000	—	—
Principal payments on capital lease obligations	(390,000)	(522,000)	(350,000)
Proceeds from stock option exercise	1,901,000	327,000	512,000
Proceeds from sales of common stock under employee stock purchase plan	830,000	209,000	170,000
Net cash (used in) provided by financing activities	(2,532,000)	(4,915,000)	848,000
Net (decrease) increase in cash and cash equivalents	(8,244,000)	6,181,000	(1,686,000)
Cash and cash equivalents at beginning of period	22,668,000	16,487,000	18,173,000
Cash and cash equivalents at end of period	$14,424,000	$22,668,000	$16,487,000
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$111,000	$179,000	$203,000
Income taxes	2,750,000	1,875,000	949,000
Supplemental disclosures of noncash investing and financing activities:
Issuance of notes payable related to business acquisitions	$—	$4,569,000	$4,250,000
Issuance of common stock related to business acquisitions	3,100,000	2,228,000	1,485,000
Contingent consideration related to business acquisitions	5,400,000	—	5,178,000
Other payable for working capital adjustment	113,000	—	—
Equipment acquired under capital leases	294,000	373,000	420,000

See accompanying notes to consolidated financial statements.

WILLDAN GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Fiscal Years 2017, 2016 and 2015

1. ORGANIZATION AND OPERATIONS OF THE COMPANY

Nature of Business

Willdan Group, Inc. and subsidiaries (“Willdan Group” or the “Company”) is a provider of professional technical and consulting services, including comprehensive energy efficiency services, for utilities, private industry, and public agencies at all levels of government, primarily in New York and California.  The Company also has operations in Arizona, Connecticut, Colorado, Florida, Illinois, Kansas, Nevada, New Jersey, Ohio, Oregon, Texas, Utah, Washington and Washington, D.C.  The Company enables its clients to provide a wide range of specialized services without having to incur and maintain the overhead necessary to develop staffing in-house.  The Company provides a broad range of complementary services including energy efficiency and sustainability, engineering, construction management and planning, economic and financial consulting, and national preparedness and interoperability. The Company’s clients primarily consist of public and governmental agencies, including cities, counties, public utilities, redevelopment agencies, water districts, school districts and universities, state agencies, federal agencies, a variety of other special districts and agencies, private utilities and industry and tribal governments.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of Willdan Group, Inc. and its wholly-owned subsidiaries, Willdan Energy Solutions (“WES”), Willdan Engineering, Public Agency Resources, Willdan Financial Services and Willdan Homeland Solutions and their respective subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

The Company accounts for variable interest entities in accordance with Accounting Standards Codification (“ASC”) 810, Consolidation (“ASC 810”). Under ASC 810, a variable interest entity (“VIE”) is created when: (a) the equity investment at risk in the entity is not sufficient to permit the entity to finance its activities without additional subordinated financial support provided by other parties, including the equity holders; (b) the entity’s equity holders as a group either (i) lack the direct or indirect ability to make decisions about the entity, (ii) are not obligated to absorb expected losses of the entity or (iii) do not have the right to receive expected residual returns of the entity; or (c) the entity’s equity holders have voting rights that are not proportionate to their economic interests, and the activities of the entity involve or are conducted on behalf of the equity holder with disproportionately few voting rights. If an entity is deemed to be a VIE pursuant to ASC 810, the enterprise that has both (i) the power to direct the activities of a VIE that most significantly impact the entity’s economic performance and (ii) the obligation to absorb the expected losses of the entity or right to receive benefits from the entity that could be potentially significant to the VIE is considered the primary beneficiary and must consolidate the VIE. In accordance with ASC 810, the Company performs ongoing reassessments of whether an enterprise is the primary beneficiary of a VIE.

As of December 29, 2017, the Company had one VIE — Genesys Engineering, P.C. (“Genesys”). Pursuant to New York law, the Company does not own capital stock of Genesys and does not have control over the professional decision making of Genesys’s engineering services. The Company, however, has entered into an administrative services agreement with Genesys pursuant to which WES, the Company’s wholly-owned subsidiary, will provide Genesys with ongoing administrative, operational and other non-professional support services. The Company manages Genesys and has the power to direct the activities that most significantly impact Genesys’s performance, in addition to being obligated to absorb expected losses from Genesys. Accordingly, the Company is the primary beneficiary of Genesys and consolidates Genesys as a VIE.

WILLDAN GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONT’D

Fiscal Years 2017, 2016 and 2015

Management also concluded there is no noncontrolling interest related to the consolidation of Genesys because management determined that (i) the shareholder of Genesys does not have more than a nominal amount of equity investment at risk, (ii) WES absorbs the expected losses of Genesys through its deferral of Genesys’s service fees owed to WES and the Company has, since entering into the administrative services agreement, had to continuously defer service fees for Genesys, and (iii) the Company believes Genesys will continue to have a shortfall on payment of its service fees for the foreseeable future, leaving no expected residual returns for the shareholder. For more information regarding Genesys, see Note 3 “Business Combinations.”

Fiscal Years

The Company operates and reports its annual financial results based on 52 or 53-week periods ending on the Friday closest to December 31, with consideration of business days. The Company operates and reports its quarterly financial results based on the 13-week period ending on the Friday closest to March 31, June 30 and September 30 and the 13 or 14-week period ending on the Friday closest to December 31, as applicable, with consideration of business days. Fiscal years 2017, 2016 and 2015 contained 52 weeks. All references to years in the notes to consolidated financial statements represent fiscal years.

Cash and Cash Equivalents

All highly liquid investments purchased with a remaining maturity of three months or less are considered to be cash equivalents. Cash and cash equivalents consisted of the following:

	December 29,	December 30,
	2017	2016
BMO Harris Bank Master Control Operating Account	$14,414,000	$22,658,000
Cash on hand in business checking accounts	10,000	10,000
	$14,424,000	$22,668,000

The Company from time to time may be exposed to credit risk with its bank deposits in excess of the FDIC insurance limits and with uninsured money market investments. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

Fair Value of Financial Instruments

As of December 29, 2017 and December 30, 2016, the carrying amounts of the Company’s cash and cash equivalents, accounts receivable, costs and estimated earnings in excess of billings on uncompleted contracts, other receivables, prepaid expenses and other current assets, accounts payable, accrued liabilities and billings in excess of costs and estimated earnings on uncompleted contracts, approximate their fair values because of the relatively short period of time between the origination of these instruments and their expected realization or payment. The carrying amounts of debt obligations approximate their fair values since the terms are comparable to terms currently offered by local lending institutions for loans of similar terms to companies with comparable credit risk.

Segment Information

Willdan Group, Inc. (“WGI”) is a holding company with six wholly owned subsidiaries. The Company presents segment information externally consistent with the manner in which the Company’s chief operating decision maker reviews information to assess performance and allocate resources. WGI performs administrative functions on behalf of its subsidiaries, such as treasury, legal, accounting, information systems, human resources and certain business

WILLDAN GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONT’D

Fiscal Years 2017, 2016 and 2015

development activities, and earns revenue that is only incidental to the activities of the enterprise. As a result, WGI does not meet the definition of an operating segment. The Company’s two segments are Energy and Engineering and Consulting.  The Company’s principal segment, Energy, consists of the business of our subsidiary, WES, which offers energy and sustainability consulting services to utilities, public agencies and private industry.  The Company’s Engineering and Consulting segment includes the operation of our remaining subsidiaries, Willdan Engineering, Willdan Infrastructure, Public Agency Resources, Willdan Financial Services and Willdan Homeland Solutions.  Willdan Engineering provides civil engineering-related construction management, building and safety, city engineering, city planning, geotechnical, material testing and other engineering services to our clients.  Willdan Infrastructure, which was launched in fiscal year 2013, provides engineering services to larger rail, port, water, mining and other civil engineering projects.  Public Agency Resources primarily provides staffing to Willdan Engineering.  Willdan Financial Services provides economic and financial consulting to public agencies.  Willdan Homeland Solutions provides national preparedness and interoperability services and communications and technology solutions. See Note 13 “Segment Information” for revised and restated segment information below.

Off-Balance Sheet Arrangements

Other than operating lease commitments, the Company does not have any off-balance sheet financing arrangements or liabilities. In addition, the Company’s policy is not to enter into derivative instruments, futures or forward contracts. Finally, the Company does not have any majority-owned subsidiaries or any interests in, or relationships with, any special-purpose entities that are not included in the consolidated financial statements.

Contract Accounting

The Company enters into contracts with its clients that contain various types of pricing provisions, including fixed price, time-and-materials, unit-based and service-related provisions. The following table reflects the Company’s two reportable segments and the types of contracts that each most commonly enters into for revenue generating activities.

Segment	Contract Type	Revenue Recognition Method
	Time-and-materials	Time-and-materials
Energy	Unit-based	Unit-based
	Software license	Unit-based
	Fixed price	Percentage-of-completion
	Time-and-materials	Time-and-materials
Engineering and Consulting	Unit-based	Unit-based
	Fixed price	Percentage-of-completion
	Service-related	Proportional performance

Revenue on fixed price contracts is recognized on the percentage-of-completion method based generally on the ratio of direct costs (primarily exclusive of depreciation and amortization costs) incurred to date to estimated total direct costs at completion. Many of the Company’s fixed price contracts involve a high degree of subcontracted fixed price effort and are relatively short in duration, thereby lowering the risks of not properly estimating the percent complete. Revenue on time-and-materials and unit-based contracts is recognized as the work is performed in accordance with the specific rates and terms of the contract. The Company recognizes revenues for time-and-materials contracts based upon the actual hours incurred during a reporting period at contractually agreed upon rates per hour and also includes in revenue all reimbursable costs incurred during a reporting period for which the Company has risk or on which the fee was based at the time of bid or negotiation. Certain of the Company’s time-and-materials contracts are subject to maximum contract values and, accordingly, revenue under these contracts is generally recognized under the

WILLDAN GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONT’D

Fiscal Years 2017, 2016 and 2015

percentage-of-completion method, consistent with fixed price contracts. Revenue on contracts that are not subject to maximum contract values is recognized based on the actual number of hours the Company spends on the projects plus any actual out-of-pocket costs of materials and other direct incidental expenditures that the Company incurs on the projects. In addition, revenue from overhead percentage recoveries and earned fees are included in revenue. Revenue is recognized as the related costs are incurred. For unit-based contracts, the Company recognizes the contract price of units of a basic production product as revenue when the production product is delivered during a period. Revenue for amounts that have been billed but not earned is deferred and such deferred revenue is referred to as billings in excess of costs and estimated earnings on uncompleted contracts in the accompanying consolidated balance sheets.

Adjustments to contract cost estimates are made in the periods in which the facts requiring such revisions become known. When the revised estimate, for contracts that are recognized under the percentage-of-completion method, indicates a loss, such loss is provided for currently in its entirety. Claims revenue is recognized only upon resolution of the claim. Change orders in dispute are evaluated as claims. Costs related to un-priced change orders are expensed when incurred and recognition of the related contract revenue is based on an evaluation of the probability of recovery of the costs. Estimated profit is recognized for un-priced change orders if realization of the expected price of the change order is probable.

The Company considers whether its contracts require combining for revenue recognition purposes. If certain criteria are met, revenues for related contracts may be recognized on a combined basis. With respect to the Company’s contracts, it is rare that such criteria are present. The Company may enter into certain contracts which include separate phases or elements. If each phase or element is negotiated separately based on the technical resources required and/or the supply and demand for the services being provided, the Company evaluates if the contracts should be segmented.  If certain criteria are met, the contracts would be segmented which could result in revenues being assigned to the different elements or phases with different rates of profitability based on the relative value of each element or phase to the estimated total contract revenue.

Applying the percentage-of-completion method of recognizing revenue requires the Company to estimate the outcome of its long-term contracts. The Company forecasts such outcomes to the best of its knowledge and belief of current and expected conditions and its expected course of action. Differences between the Company’s estimates and actual results often occur resulting in changes to reported revenue and earnings. Such changes could have a material effect on future consolidated financial statements. The Company did not have material revisions in estimates for contracts recognized using the percentage-of-completion method for any of the periods presented in the accompanying consolidated financial statements.

Service-related contracts, including operations and maintenance services and a variety of technical assistance services, are accounted for over the period of performance, in proportion to the cost of performance. Award and incentive fees are recorded when they are fixed and determinable and consider customer contract terms.

Direct costs of contract revenue consist primarily of that portion of technical and nontechnical salaries and wages that has been incurred in connection with revenue producing projects. Direct costs of contract revenue also include production expenses, subcontractor services and other expenses that are incurred in connection with revenue producing projects.

Direct costs of contract revenue exclude that portion of technical and nontechnical salaries and wages related to marketing efforts, vacations, holidays and other time not spent directly generating revenue under existing contracts. Such costs are included in general and administrative expenses. Additionally, payroll taxes, bonuses and employee benefit costs for all Company personnel are included in general and administrative expenses in the accompanying consolidated statements of operations since no allocation of these costs is made to direct costs of contract revenue. No allocation of facilities costs is made to direct costs of contract revenue. Other companies may classify as direct costs of contract revenue some of the costs that the Company classifies as general and administrative costs. The Company expenses direct costs of contract revenue when incurred.

WILLDAN GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONT’D

Fiscal Years 2017, 2016 and 2015

Included in revenue and costs are all reimbursable costs for which the Company has the risk or on which the fee was based at the time of bid or negotiation. No revenue or cost is recorded for costs in which the Company acts solely in the capacity of an agent and has no risks associated with such costs.

Accounts receivable are carried at original invoice amount less an estimate made for doubtful accounts based upon a review of all outstanding amounts on a quarterly basis. Management determines allowances for doubtful accounts through specific identification of amounts considered to be uncollectible and potential write-offs, plus a non-specific allowance for other amounts for which some potential loss has been determined to be probable based on current and past experience. The Company’s credit risk is minimal with governmental entities and large public utilities, but disputes may arise related to these receivable amounts. Accounts receivables are written off when deemed uncollectible. Recoveries of accounts receivables previously written off are recorded when received.

Retainage is included in accounts receivable in the accompanying consolidated financial statements. Retainage represents the billed amount that is retained by the customer, in accordance with the terms of the contract, generally until performance is substantially complete.  At December 29, 2017 and December 30, 2016, the Company had retained accounts receivable of approximately $8.6 million and $5.2 million, respectively.

General and Administrative Expenses

General and administrative expenses include the costs of the marketing and support staff, other marketing expenses, management and administrative personnel costs, payroll taxes, bonuses and employee benefits for all of the Company’s employees and the portion of salaries and wages not allocated to direct costs of contract revenue for those employees who provide the Company’s services. General and administrative expenses also include facility costs, depreciation and amortization, professional services, legal and accounting fees and administrative operating costs. Within general and administrative expenses, “Other” includes expenses such as provision for billed or unbilled receivables, professional services, legal and accounting, computer costs, travel and entertainment, marketing costs and acquisition costs. The Company expenses general and administrative costs when incurred.

Leases

All of the Company’s office leases are classified as operating leases and rent expense is included in facilities expense in the accompanying consolidated statements of operations. Some of the lease terms include rent concessions and rent escalation clauses, all of which are taken into account in computing minimum lease payments. Minimum lease payments are recognized on a straight-line basis over the minimum lease term. The excess of rent expense recognized over the amounts contractually due pursuant to the underlying leases is reflected as a liability in the accompanying consolidated balance sheets. The cost of improvements that the Company makes to the leased office space is capitalized as leasehold improvements. The Company is subject to non-cancellable leases for offices or portions of offices for which use has ceased. For each of these abandoned leases, the present value of the future lease payments, net of estimated sublease payments, along with any unamortized tenant improvement costs, are recognized as lease abandonment expense in the Company’s consolidated statements of operations with a corresponding liability in the Company’s consolidated balance sheets.

WILLDAN GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONT’D

Fiscal Years 2017, 2016 and 2015

Equipment and Leasehold Improvements

Equipment and leasehold improvements are stated at cost less accumulated depreciation and amortization. Equipment under capital leases is stated at the present value of the minimum lease payments as of the acquisition date. Depreciation and amortization on equipment are calculated using the straight-line method over estimated useful lives of two to five years. Leasehold improvements and assets under capital leases are amortized using the straight-line method over the shorter of estimated useful lives or the term of the related lease.

Following are the estimated useful lives used to calculate depreciation and amortization:

Category	Estimated Useful Life
Furniture and fixtures	5years
Computer hardware	2years
Computer software	3years
Automobiles and trucks	3years
Field equipment	5years

Long-lived assets

Long-lived assets, such as equipment, leasehold improvements and purchased intangible assets subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.

Goodwill

Goodwill represents the excess of costs over fair value of the assets acquired. The Company completes its annual testing of goodwill as of the last day of the first month of its fourth fiscal quarter each year to determine whether there is impairment. Goodwill, which has an indefinite useful life, is not amortized, but instead tested for impairment at least annually or more frequently if events and circumstances indicate that the asset might be impaired. Impairment losses for reporting units are recognized to the extent that a reporting unit’s carrying amount exceeds its fair value.

Accounting for Claims Against the Company

The Company accrues an undiscounted liability related to claims against it for which the incurrence of a loss is probable and the amount can be reasonably estimated.  The Company discloses the amount accrued and an estimate of any reasonably possible loss in excess of the amount accrued, if such disclosure is necessary for its financial statements not to be misleading.  The Company does not accrue liabilities related to claims when the likelihood that a loss has been incurred is probable but the amount cannot be reasonably estimated, or when the liability is believed to be only reasonably possible or remote.  Losses related to recorded claims are included in general and administrative expenses.

Determining probability and estimating claim amounts is highly judgmental. Initial accruals and any subsequent changes in the Company’s estimates could have a material effect on its consolidated financial statements.

WILLDAN GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONT’D

Fiscal Years 2017, 2016 and 2015

Stock Options

The Company accounts for stock options under the fair value recognition provisions of the accounting standard entitled “Compensation—Stock Compensation.” This standard requires the measurement of compensation cost at the grant date, based upon the estimated fair value of the award, and requires amortization of the related expense over the employee’s requisite service period.

Business Combinations

The acquisition method of accounting for business combinations requires the Company to use significant estimates and assumptions, including fair value estimates, as of the business combination date and to refine those estimates as necessary during the measurement period (defined as the period, not to exceed one year, in which the Company may adjust the provisional amounts recognized for a business combination based upon new information about facts that existed on the business combination date).

Under the acquisition method of accounting, the Company recognizes separately from goodwill the identifiable assets acquired, the liabilities assumed, and any non-controlling interests in an acquiree, at the acquisition date fair value. The Company measures goodwill as of the acquisition date as the excess of consideration transferred over the net of the acquisition date amounts of the identifiable assets acquired and liabilities assumed. Costs that the Company incurs to complete the business combination such as investment banking, legal and other professional fees are not considered part of consideration.  The Company charges these acquisition costs to general and administrative expense as they are incurred.

The Company completed the acquisition of all of the outstanding shares of Integral Analytics, Inc. (“Integral Analytics”) on July 28, 2017.  In connection with that acquisition, the Company will pay up to $30.0 million in a combination of cash and stock and including certain earn-out payments.  For further discussion of the acquisition of Integral Analytics, see Note 3 “—Business Combinations” below.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences of temporary differences between the financial reporting basis and tax basis of the Company’s assets and liabilities, subject to a judgmental assessment of the recoverability of deferred tax assets. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded when it is more-likely-than-not that some of the deferred tax assets may not be realized. Significant judgment is applied when assessing the need for valuation allowances. Areas of estimation include the Company’s consideration of future taxable income and ongoing prudent and feasible tax planning strategies. Should a change in circumstances lead to a change in judgment about the utilization of deferred tax assets in future years, the Company would adjust the related valuation allowances in the period that the change in circumstances occurs, along with a corresponding increase or charge to income. On December 22, 2017, the Tax Act was enacted into law, which among other items, lowered the U.S. corporate tax rate from 35% to 21%, effective January 1, 2018. As a result of the Tax Act, the Company recorded a one-time decrease in deferred tax expense of $1.3 million for the fiscal quarter ended December 29, 2017 to account for the remeasurement of the Company’s deferred tax assets and liabilities on the enactment date. The Company will continue to analyze the impacts of the Tax Act and, if necessary, record any further adjustments to its deferred tax assets and liabilities in future periods.

WILLDAN GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONT’D

Fiscal Years 2017, 2016 and 2015

During each fiscal year, management assesses the available positive and negative evidence to estimate if sufficient future taxable income will be generated to utilize existing deferred tax assets. For fiscal years 2017 and 2016, the Company ultimately determined that it was more-likely-than-not that the entire California net operating loss will not be utilized prior to expiration.  Significant pieces of objective evidence evaluated included the Company’s history of utilization of California net operating losses in prior years for each of the Company’s subsidiaries, as well as the Company’s forecasted amount of net operating loss utilization for certain members of the combined group.  As a result, we recorded a valuation allowance in the amount of $87,000 and $72,000 at the end of fiscal year 2017 and 2016, respectively, related to California net operating losses.

For acquired business entities, if the Company identifies changes to acquired deferred tax asset valuation allowances or liabilities related to uncertain tax positions during the measurement period and they relate to new information obtained about facts and circumstances that existed as of the acquisition date, those changes are considered a measurement period adjustment and the Company records the offset to goodwill. The Company records all other changes to deferred tax asset valuation allowances and liabilities related to uncertain tax positions in current period income tax expense.

The Company recognizes the tax benefit from uncertain tax positions if it is more likely than not that the tax positions will be sustained on examination by the tax authorities, based on the technical merits of the position. The tax benefit is measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The Company recognizes interest and penalties related to unrecognized tax benefits in income tax expense.

Operating Cycle

In accordance with industry practice, amounts realizable and payable under contracts that extend beyond one year are included in current assets and liabilities.

Use of Estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements. Estimates also affect the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

New Accounting Pronouncements

Statement of Cash Flows

In August 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-15, Statement of Cash Flows: Clarification of Certain Cash Receipts and Cash Payments (“ASU 2016-15”), which eliminates the diversity in practice related to the classification of certain cash receipts and payments in the statement of cash flows, by adding or clarifying guidance on eight specific cash flow issues. ASU 2016-15 is effective for annual and interim reporting periods beginning after December 15, 2017 and early adoption is permitted. ASU 2016-15 provides for retrospective application for all periods presented. The Company does not believe the guidance will have a material impact on its consolidated financial statements.

WILLDAN GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONT’D

Fiscal Years 2017, 2016 and 2015

Revenue Recognition

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”), which clarifies existing accounting literature relating to how and when revenue is recognized by an entity. ASU 2014-09 affects any entity that either enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of nonfinancial assets and supersedes the revenue recognition requirements in Topic 605, Revenue Recognition, and most industry-specific guidance. ASU 2014-09 requires an entity to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which an entity expects to be entitled in exchange for those goods or services. In doing so, an entity will need to exercise a greater degree of judgment and make more estimates than under the current guidance. These may include identifying performance obligations in the contract, estimating the amount of variable consideration which may include change orders and claims to include in the transaction price, and allocating the transaction price to each separate performance obligation. ASU 2014-09 also supersedes some cost guidance included in Subtopic 605-35, Revenue Recognition-Construction-Type and Production-Type Contracts. In August 2015, the FASB issued Update 2015-14, which defers the implementation of ASU 2014-09 for one year from the initial effective date.  ASU 2014-09 is effective for public companies for interim and annual reporting periods beginning after December 15, 2017, and is to be applied either retrospectively or using the cumulative effect transition method, with early adoption not permitted.

In December 2016, the FASB issued ASU 2016-20, Revenue from Contracts with Customers (Topic 606), which further clarifies the current revenue recognition guidance. This update is intended to increase stakeholders’ awareness of the proposals and to expedite improvements to ASU 2014-09. The Company will adopt the requirements of the new standard effective beginning fiscal year 2018, and the Company expects to use the Modified Retrospective method.

In 2017, the Company established an implementation team which included senior managers from its finance and accounting group.  The implementation team has evaluated the impact of adopting the new standard on the Company’s contracts expected to be uncompleted as of December 30, 2017 (the date of adoption).  The evaluation included reviewing the Company’s accounting policies and practices to identify differences that would result from applying the requirements of the new standard.  The Company has identified and made changes to its processes, systems and controls to support recognition and disclosure under the new standard.  The implementation team has worked closely with various professional consultants and attended several formal conferences and seminars to conclude on certain interpretative issues.

Under the new standard, the Company will continue to recognize engineering and construction contract revenue over time using the percentage of completion method, based primarily on contract cost incurred to date compared to total estimated contract cost.  Revenue on the vast majority of the Company’s contracts will continue to be recognized over time because of the continuous transfer of control to the customer.  A relatively small portion of the Company’s contract portfolio will change from recognizing revenue from design and construction management phases separately to recognizing revenue as a single performance obligation, which will result in a more consistent recognition of revenue and margin over the term of the contract.  Revenue recognition for software licenses issued by the Integral Analytics unit will change from amortizing the gross license revenue over the license period to recognizing the full amount of most non-cancellable licenses upon acceptance of the software by the customer, in recognition of the fulfillment of the performance obligation at that point in time.  Certain additional performance obligations beyond the base software license may be separated from the gross license fee and amortized over time. The Company does not believe the adoption of the guidance will have a material impact on its consolidated financial statements.

WILLDAN GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONT’D

Fiscal Years 2017, 2016 and 2015

Stock Compensation

In March 2016, the FASB issued ASU 2016-09, Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting (“ASU 2016-09”), which amends the current stock compensation guidance. The amendments simplify the accounting for the taxes related to stock based compensation, including adjustments to how excess tax benefits and a company’s payments for tax withholdings should be classified. The standard is effective for fiscal periods beginning after December 15, 2016, with early adoption permitted. The Company elected to early adopt ASU 2016-09 on a prospective basis in 2016. The Company has elected to early adopt ASU 2016-09 on a prospective basis, which resulted in a decrease to tax expense of approximately $1.6 million for the fiscal year ended December 29, 2017.

Leases

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The FASB issued this update to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. The updated guidance is effective for annual periods beginning after December 15, 2018, including interim periods within those fiscal years. Early adoption of the update is permitted. The Company is evaluating the impact of the adoption of this update on its consolidated financial statements and related disclosures.

Proposed Accounting Standards

A variety of proposed or otherwise potential accounting standards are currently being studied by standard-setting organizations and certain regulatory agencies. Because of the tentative and preliminary nature of such proposed standards, the Company has not yet determined the effect, if any, that the implementation of such proposed standards would have on its consolidated financial statements.

3. BUSINESS COMBINATIONS

Acquisition of Integral Analytics

On July 28, 2017, the Company and the Company’s wholly-owned subsidiary WES acquired all of the outstanding shares of Integral Analytics, a data analytics and software company, pursuant to the Stock Purchase Agreement, dated July 28, 2017 (the “Purchase Agreement”), by and among Willdan Group, WES, Integral Analytics, the stockholders of Integral Analytics (the “IA Stockholders”) and the Sellers’ Representative (as defined therein). The Company believes the addition of Integral Analytics’ capabilities will improve the ability to target locational energy savings and microgrids and can provide a clear technical advantage on energy efficiency programs.

Pursuant to the terms of the Purchase Agreement, WES will pay the IA Stockholders a maximum purchase price of $30.0 million, consisting of (i) $15.0 million in cash paid at closing (subject to certain post-closing tangible net asset value adjustments), (ii) 90,611 shares of common stock, par value $0.01 per share, of Willdan Group, Inc. (“Common Stock”) issued at closing, equaling $3.0 million, calculated based on the volume-weighted average price of shares of Common Stock for the ten trading days immediately prior to, but not including, the closing date of the acquisition of Integral Analytics (the “Closing Date”) and (iii)  up to $12.0 million in cash for a percentage of sales attributable to the business of Integral Analytics during the three years after the Closing Date, as more fully described below (such potential payments of up to $12.0 million, being referred to as “Earn-Out Payments” and $12.0 million in respect thereof, being referred to as the “Maximum Payout”).  The Company used cash on hand for the $15.0 million cash payment paid at closing.

WILLDAN GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONT’D

Fiscal Years 2017, 2016 and 2015

The size of the Earn-Out Payments to be paid will be determined based on two factors. First, the IA Stockholders will receive 2% of gross contracted revenue for new work sold by the Company in close collaboration with Integral Analytics during the three years following the Closing Date (the “Earn-Out Period”). Second, the IA Stockholders will receive 20% of the gross contracted revenue specified in each executed and/or effective software licensing agreement, entered into by the Company or one of its affiliates that contains pricing either equal to or greater than standard pricing, of software offered for licensing by Integral Analytics during the Earn-Out Period. The amounts due to the IA Stockholders pursuant to these two factors will in no event, individually or in the aggregate, exceed the Maximum Payout. Earn-Out Payments will be made in quarterly installments for each year of the Earn-Out Period. For the purposes of both of these factors credit will be given to Integral Analytics for the gross contracted revenue in the quarter in which the contract/license is executed, regardless of when the receipt of payment thereunder is expected. The amount of gross contracted revenue for contracts with unfunded ceilings or of an indeterminate contractual value will be mutually agreed upon. Further, in the event of a change of control of WES during the Earn-Out Period, any then-unpaid amount of the Maximum Payout will be paid promptly to the IA Stockholders, even if such Earn-Out Payments have not been earned at that time. The Company has agreed to certain covenants regarding the operation of Integral Analytics during the Earn-Out Period, of which a violation by the Company could result in damages being paid to the IA Stockholders in respect of the Earn-Out. In addition, the Earn-Out Payments will be subject to certain subordination provisions in favor of BMO, the Company’s senior secured lender.

WES has also established a bonus pool for the employees of Integral Analytics to be paid based on Integral Analytics’ performance against certain targets.

The acquisition was accounted for as a business combination in accordance with ASC 805. Under ASC 805, the Company recorded the acquired assets and assumed liabilities at their estimated fair value with the excess allocated to goodwill. Goodwill represents the value the Company expects to achieve through the operational synergies and the expansion into new markets. The Company estimates that the entire $16.4 million of goodwill resulting from the acquisition will be tax deductible. Consideration for the acquisition includes the following preliminary information:

Integral Analytics
Cash paid	$15,000,000
Other payable for working capital adjustment	113,000
Issuance of common stock	3,100,000
Contingent consideration	5,400,000
Total consideration	$23,613,000

The following table summarizes the preliminary amounts for the acquired assets recorded at their estimated fair value as of the acquisition date:

Integral Analytics
Current assets	$626,000
Non-current assets	2,000
Cash	397,000
Property, plant and equipment	5,000
Liabilities	(946,000)
Customer relationships	1,700,000
Tradename	1,040,000
Developed technology	2,760,000
In-process technology	1,650,000
Goodwill	16,379,000
Net assets acquired	$23,613,000

WILLDAN GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONT’D

Fiscal Years 2017, 2016 and 2015

As of December 29, 2017, the Company obtained further information on the valuation of the assets acquired and liabilities assumed related to the acquisition of all the outstanding shares of Integral Analytics and, in accordance with the authoritative guidance for business combinations, recorded purchase price adjustments as of the acquisition date to increase the fair values of intangible assets by $0.2 million, decrease other payable for working capital adjustment by $1.8 million and a decrease in accounts receivables by $0.1 million.  These adjustments to the provisional purchase price allocations decreased goodwill by $1.9 million.

As of December 29, 2017, the Company has contingent consideration payable of $5.6 million related to the acquisition of Integral Analytics, which includes $0.3 million of accretion (net of fair value adjustments) related to the contingent consideration. Contingent consideration is subject to change for each reporting period through settlement. The Company measures the contingent earn-out liabilities at fair value on the date of acquisition and on a recurring basis using significant unobservable inputs classified within Level 3 of the fair value hierarchy. The Company uses a probability-weighted discounted income approach as a valuation technique to convert future estimated cash flows to a single present value amount. The significant unobservable inputs used in the fair value measurements are operating income projections over the earn-out period, and the probability outcome percentages assigned to each scenario. Significant increases or decreases to either of these inputs in isolation would result in a significantly higher or lower liability, with a higher liability capped by the contractual maximum of the contingent earn-out obligation. Ultimately, the liability will be equivalent to the amount paid, and the difference between the fair value estimate and amount paid will be recorded in earnings.  There were no changes to the ranges of estimated payments or discount rates.

Acquisition related costs of $0.2 million are included in other general and administrative expenses in the consolidated statements of operations for the fiscal year ended December 29, 2017.

The following unaudited pro forma financial information for the three and twelve months ended December 29, 2017 and December 30, 2016 assumes that acquisition of all the outstanding shares of Integral Analytics occurred on January 2, 2016 as follows:

	Year ended
	December 29,	December 30,
In thousands (except per share data)	2017	2016
Pro forma revenue	$275,622	$227,504

Pro forma income from operations	11,991	10,107
Pro forma net income	$10,345	$7,627

Earnings per share:
Basic	$1.21	$0.92
Diluted	$1.13	$0.88

Weighted average shares outstanding:
Basic	8,541	8,310
Diluted	9,155	8,656

This pro forma supplemental information does not purport to be indicative of what the Company’s operating results would have been had this transaction occurred on January 2, 2016 and may not be indicative of future operating results.

WILLDAN GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONT’D

Fiscal Years 2017, 2016 and 2015

During the fiscal year ended December 29, 2017, the acquisition of all of the outstanding shares of Integral Analytics contributed $1.1 million in revenue and $1.1 million of loss from operations.

Acquisition of Substantially All of the Assets of Genesys

On March 4, 2016, the Company and the Company’s wholly-owned subsidiary, WES acquired substantially all of the assets of Genesys and assumed certain specified liabilities of Genesys (collectively, the “Purchase”) pursuant to an Asset Purchase and Merger Agreement, dated as of February 26, 2016 (the “Agreement”), by and among Willdan Group, Inc., WES, WESGEN (as defined below), Genesys and Ronald W. Mineo (“Mineo”) and Robert J. Braun (“Braun” and, together with Mineo, the “Genesys Shareholders”). On March 5, 2016, pursuant to the terms of the Agreement, WESGEN, Inc., a non-affiliated corporation (“WESGEN”), merged (the “Merger” and, together with the Purchase, the “Acquisition”) with Genesys, with Genesys remaining as the surviving corporation.  Genesys was acquired to strengthen the Company’s power engineering capability in the northeastern U.S., and also to increase client exposure and experience with universities.

Pursuant to the terms of the Agreement, WES or WESGEN, as applicable, paid the Genesys Shareholders an aggregate purchase price (the “Purchase Price”) of approximately $15.1 million, including post-closing working capital and tax adjustments. The Purchase Price consisted of (i) $6.0 million in cash, paid at closing, and $2.9 million paid in cash after closing for working capital and tax adjustments, (ii) 255,808 shares of common stock, par value $0.01 per share (the “Common Stock”), with a fair value on the date of closing of $2.2 million, (iii) $4.6 million in cash, payable in twenty-four (24) equal monthly installments beginning on March 26, 2016 (the “Installment Payments”), and (iv) offset by a $0.6 million receivable paid to WES for working capital adjustments.  Until the third anniversary of the Closing Date (the “Closing Date”), the Genesys Shareholders are prohibited from transferring or disposing of any Common Stock received in connection with the Acquisition.

The Agreement contains customary representations and warranties regarding the Company, WES, WESGEN, Genesys and the Genesys Shareholders, indemnification provisions and other provisions customary for transactions of this nature. Pursuant to the terms of the Agreement, the Company and WES also provided guarantees to the Genesys Shareholders which guarantee certain of WESGEN’s and Genesys’s obligations under the Agreement, including the Installment Payments.

Genesys has a sole shareholder who is a licensed engineer in New York (the “Shareholder”).

The Company used cash on hand to pay the $8.9 million due to the Genesys Shareholders at closing.

Genesys continues to be a professional corporation organized under the laws of the State of New York, wholly-owned by one or more licensed engineers. Pursuant to New York law, the Company does not own capital stock of Genesys. The Company has entered into an agreement with the Shareholder of Genesys pursuant to which the Shareholder will be prohibited from selling, transferring or encumbering the Shareholder’s ownership interest in Genesys without the Company’s consent. Notwithstanding the Company’s rights regarding the transfer of Genesys’s stock, the Company does not have control over the professional decision making of Genesys’s engineering services. The Company has entered into an administrative services agreement with Genesys pursuant to which WES will provide Genesys with ongoing administrative, operational and other non-professional support services. Genesys pays WES a service fee, which consists of all of the costs incurred by WES to provide the administrative services to Genesys plus ten percent of such costs, as well as any other costs that relate to professional service supplies and personnel costs.  As a result of the administrative services agreement, the Company absorbs the expected losses of Genesys through its deferral of Genesys’s service fees owed to WES.

WILLDAN GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONT’D

Fiscal Years 2017, 2016 and 2015

The acquisition was accounted for as a business combination in accordance with ASC 805. Under ASC 805, the Company recorded the acquired assets and assumed liabilities at their estimated fair value with the excess allocated to goodwill. Goodwill represents the value the Company expects to achieve through the operational synergies and the expansion into new markets. The Company estimates that the entire $6.2 million of goodwill resulting from the acquisition will be tax deductible. Consideration for the acquisition includes the following:

Genesys
Cash paid, net of cash acquired	$8,857,000
Other receivable for working capital adjustment	(604,000)
Issuance of common stock	2,228,000
Deferred purchase price, payable in 24 monthly installments	4,569,000
Total consideration	$15,050,000

The following table summarizes the amounts for the acquired assets recorded at their estimated fair value as of the acquisition date:

Genesys
Current assets	$14,952,000
Non-current assets	36,000
Cash	101,000
Property, plant and equipment	117,000
Liabilities	(12,643,000)
Customer relationships	3,260,000
Backlog	1,050,000
Tradename	1,690,000
Non-compete agreements	320,000
Goodwill	6,167,000
Net assets acquired	$15,050,000

WILLDAN GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONT’D

Fiscal Years 2017, 2016 and 2015

The following unaudited pro forma financial information for the fiscal year ended December 30, 2016 and January 1, 2016 assumes the acquisition of substantially all of the assets of Genesys occurred on January 2, 2015 as follows:

	Year Ended
	December 30,	January 1,
In thousands (except per share data)	2016	2016
Pro forma revenue	$222,914	$167,479

Pro forma income from operations	12,504	7,755
Pro forma net income	$8,907	$4,498

Earnings per share:
Basic	$1.08	$0.57
Diluted	$1.04	$0.55

Weighted average shares outstanding:
Basic	8,219	7,834
Diluted	8,565	8,113

This pro forma supplemental information does not purport to be indicative of what the company’s operating results would have been had these transactions occurred on January 2, 2015 and may not be indicative of future operating results.

During the fiscal year ended December 29, 2017, the acquisition of substantially all of the assets of Genesys contributed $64.7 million in revenue and $1.7 million of income from operations.

Acquisition related costs of $71,000 and $0.2 million are included in other general and administrative expense in the consolidated statements of operations for the fiscal years ended December 30, 2016 and January 1, 2016, respectively. There were no acquisition costs related to Genesys recorded during the fiscal year ended December 29, 2017.

Acquisition of Substantially All of the Assets of 360 Energy Engineers and the Acquisitions of Abacus and Economists LLC

On January 15, 2015, the Company and its wholly-owned subsidiary, WES completed two separate acquisitions. The Company and WES acquired all of the outstanding shares of Abacus Resource Management Company (“Abacus”), an Oregon-based energy engineering company. In addition, the Company and WES separately acquired substantially all of the assets of 360 Energy Engineers, LLC (“360 Energy”), a Kansas-based energy and engineering energy management consulting company.

Pursuant to the terms of the Stock Purchase Agreement, dated as of January 15, 2015, by and between the Company, WES, Abacus and the selling shareholders of Abacus (the “Abacus Shareholders”), WES will pay the Abacus Shareholders a maximum purchase price of $6.1 million, consisting of (i) $2.5 million in cash which was paid at closing, with the balance of $0.6 million paid after closing, (ii) 75,758 shares of Common Stock, par value $0.01 per share, of the Company (“Common Stock”) with a fair value of $0.9 million which were issued at closing, (iii) $1.25 million aggregate

WILLDAN GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONT’D

Fiscal Years 2017, 2016 and 2015

principal amount of promissory notes issued to the Abacus Shareholders at closing and (iv) up to $0.8 million in cash, based on the achievement of certain financial targets by Abacus at the end of the Company’s 2015 and 2016 fiscal years.  As of December 30, 2016, Abacus did not meet its financial targets, and therefore, the Company was not required to pay the additional $0.8 million in cash; such amount was recorded in our consolidated statement of operations as a reduction of interest accretion expense.

Pursuant to the terms of the Asset Purchase Agreement, dated January 15, 2015, by and between the Company, WES and 360 Energy, WES agreed to pay 360 Energy a maximum purchase price of $15.0 million, consisting of (i) $4.9 million in cash which was paid at closing, (ii) 47,348 shares of Common Stock with a fair value of $0.6 million which were issued at closing, (iii) $3.0 million aggregate principal amount of promissory note issued to 360 Energy at closing and (iv) up to $6.5 million in cash, based on the achievement of certain financial targets by WES’s division made up of the assets acquired from, and the former employees of 360 Energy at the end of the Company’s 2015, 2016 and 2017 fiscal years.  The Company also provided a guaranty to 360 Energy which guarantees WES’s obligations under the promissory note issued to 360 Energy. The Company later amended the Asset Purchase Agreement with 360 Energy to extend the term of the three-year performance goal for an additional year to the end of the Company’s 2018 fiscal year to allow 360 Energy to expand into additional geographical territories.  As a result of this amendment, the Company increased contingent consideration by $0.3 million.  As of December 29, 2017, 360 Energy has earned $1.5 million based on achieving some of its financial targets.

The fair value of the 75,758 and 47,348 shares of common stock issued as part of the consideration paid for Abacus ($0.9 million) and 360 Energy ($0.6 million) respectively, was determined on the basis of the price of the Company’s common shares on the acquisition date.

To finance the acquisitions of Abacus and substantially all of the assets of 360 Energy, the Company borrowed $2.0 million under its prior delayed draw term loan facility. The Company used cash on hand to pay the remaining $5.4 million due at closing.

On April 3, 2015, the Company’s wholly-owned subsidiary, Willdan Financial Services (“WFS”) acquired substantially all of the assets of Economists.com, LLC (“Economists LLC”), a Texas-based economic analysis and financial solutions firm serving the municipal and public sectors. Pursuant to the terms of the Asset Purchase Agreement, dated April 3, 2015, by and between WFS and Economists LLC, WFS will pay Economists LLC a maximum purchase price of $1.1 million, consisting of (i) $0.5 million in cash which was paid at closing and (ii) up to $0.6 million in cash, based on the achievement of certain financial targets by the WFS division made up of the assets acquired from, and the former employees of Economists LLC at the end of the Company’s 2015, 2016 and 2017 fiscal years.  The Company used cash on hand to pay the $0.5 million due at closing.  As of December 29, 2017, Economists LLC has earned $0.2 million based on achieving some of its financial targets.

WILLDAN GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONT’D

Fiscal Years 2017, 2016 and 2015

The acquisitions were accounted for as business combinations in accordance with ASC 805. Under ASC 805, the Company recorded the acquired assets and assumed liabilities at their estimated fair value with the excess allocated to goodwill. Goodwill represents the value the Company expects to achieve through the operational synergies and the expansion of the Company into new markets. The Company estimates that the entire $16.1 million of goodwill resulting from the acquisitions will be tax deductible. Consideration for the acquisitions includes the following:

	360 Energy	Abacus	Economists LLC	Total
Cash paid	$4,875,000	$3,136,000	$490,000	$8,501,000
Issuance of common stock	571,000	913,000	—	1,484,000
Issuance of notes payable	3,000,000	1,250,000	—	4,250,000
Contingent consideration	4,221,000	589,000	368,000	5,178,000
Total consideration	$12,667,000	$5,888,000	$858,000	$19,413,000

The following table summarizes the amounts for the acquired assets and liabilities recorded at their estimated fair value as of the acquisition date:

	360 Energy	Abacus	Economists LLC	Total
Cash acquired	$—	$332,000	$—	$332,000
Property, plant and equipment	166,000	78,000	—	244,000
Liabilities	—	(512,000)	—	(512,000)
License to bid	—	308,000	—	308,000
Backlog	158,000	161,000	29,000	348,000
Tradename	669,000	323,000	57,000	1,049,000
Non-compete agreements	860,000	128,000	23,000	1,011,000
Other assets, net	41,000	495,000	—	536,000
Goodwill	10,773,000	4,575,000	749,000	16,097,000
Net assets acquired	$12,667,000	$5,888,000	$858,000	$19,413,000

The acquisition date fair value of the intangible asset relating to tradenames was estimated using discounted cash flows based on the relief from royalty method. The liabilities assumed were measured based on the estimated costs related to the remediation of an environmental liability associated with one of the construction projects that was acquired on the date of acquisition in accordance with ASC 450.  These assets are deemed to have a finite life. As of December 29, 2017, the Company has contingent consideration payable of $4.5 million related to these acquisitions, which includes $21,000 of accretion (net of fair value adjustments) related to the contingent consideration. Contingent consideration is subject to change for each reporting period through settlement. The Company measures the contingent earn-out liabilities at fair value on the date of acquisition and on a recurring basis using significant unobservable inputs classified within Level 3 of the fair value hierarchy. The Company uses a probability-weighted discounted income approach as a valuation technique to convert future estimated cash flows to a single present value amount. The significant unobservable inputs used in the fair value measurements are operating income projections over the earn-out period, and the probability outcome percentages assigned to each scenario. Significant increases or decreases to either of these inputs in isolation would result in a significantly higher or lower liability, with a higher liability capped by the contractual maximum of the contingent earn-out obligation. Ultimately, the liability will be equivalent to the amount paid, and the difference between the fair value estimate and amount paid will be recorded in earnings.  There were no changes to the ranges of estimated payments or discount rates.

Acquisition related costs of $0.2 million and $0.3 million are included in other general and administrative expense in the consolidated statements of operations for the fiscal years ended January 1, 2016 and January 2, 2015, respectively.

WILLDAN GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONT’D

Fiscal Years 2017, 2016 and 2015

The following unaudited pro forma financial information for the fiscal years ended January 1, 2016 and January 2, 2015 assumes the acquisitions of Abacus and substantially all of the assets of 360 Energy occurred on December 28, 2013 as follows:

	Year Ended
	January 1,	January 2,
In thousands (except per share data)	2016	2015
Pro forma revenue	$135,576	$130,181

Pro forma income from operations	8,204	12,162
Pro forma net income	$4,759	$12,162

Earnings per share:
Basic	$0.61	$1.62
Diluted	$0.59	$1.57

Weighted average shares outstanding:
Basic	7,834	7,488
Diluted	8,113	7,739

This pro forma supplemental information does not purport to be indicative of what the Company’s operating results would have been had these transactions occurred on December 28, 2013 and may not be indicative of future operating results.

During the fiscal year ended January 1, 2016, the acquisitions of Abacus, Economists LLC, and substantially all of the assets of 360 Energy contributed $23.8 million in revenue and $1.3 million of income from operations.

4. GOODWILL AND OTHER INTANGIBLE ASSETS

As of December 29, 2017, the Company had $38.2 million of goodwill, which primarily relates to the Energy reporting segment and the acquisitions of substantially all of the assets of Genesys and 360 Energy and the acquisitions of Integral Analytics and Abacus.  The remaining goodwill is contained in the Engineering and Consulting reporting segment as a result of the acquisition of Economists LLC. The Company had goodwill outstanding in the amount of $21.9 million as of December 30, 2016.  The changes in the carrying value of goodwill by reporting unit for the fiscal year ended December 29, 2017 were as follows:

	December 30,	Additions /	December 29,
	2016	Adjustments	2017
Reporting Unit:
Energy	$21,198,000	$16,237,000	$37,435,000
Engineering and Consulting	749,000	—	749,000
	$21,947,000	$16,237,000	$38,184,000

WILLDAN GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONT’D

Fiscal Years 2017, 2016 and 2015

The gross amounts and accumulated amortization of the Company’s acquired identifiable intangible assets with finite useful lives as of December 29, 2017 and December 30, 2016, included in other intangible assets, net in the accompanying consolidated balance sheets, were as follows:

	December 29, 2017		December 30, 2016
	Gross	Accumulated	Gross	Accumulated	Amortization
	Amount	Amortization	Amount	Amortization	Period (yrs)
Backlog	$1,398,000	$989,000	$1,398,000	$639,000	5
Tradename	3,779,000	2,050,000	2,739,000	1,142,000	2.5 - 6.0
Non-compete agreements	1,331,000	745,000	1,331,000	463,000	4
License to bid	308,000	308,000	308,000	308,000	1
Developed Technology	2,760,000	144,000	—	—	8
In-process Research & Technology	1,650,000	—	—	—	10
Customer relationships	4,960,000	1,284,000	3,260,000	543,000	5.0 - 8.0
	$16,186,000	$5,520,000	$9,036,000	$3,095,000

The Company’s amortization expense for acquired identifiable intangible assets with finite useful lives was $2.4 million for the fiscal year ended December 29, 2017, and $1.9 million and $1.2 million for the fiscal years ended December 30, 2016 and January 1, 2016, respectively.  Estimated amortization expense for acquired identifiable intangible assets for fiscal year 2018 and the succeeding years is as follows:

Fiscal year:
2018	$2,847,000
2019	1,982,000
2020	1,570,000
2021	1,005,000
2022	896,000
Thereafter	2,366,000
$10,666,000

At the time of acquisition, the Company estimates the fair value of the acquired identifiable intangible assets based upon the facts and circumstances related to the particular intangible asset. Inherent in such estimates are judgments and estimates of future revenue, profitability, cash flows and appropriate discount rates for any present value calculations. The Company preliminarily estimates the value of the acquired identifiable intangible assets and then finalizes the estimated fair values during the purchase allocation period, which does not extend beyond 12 months from the date of acquisition.

The Company tests its goodwill at least annually for possible impairment. The Company completes its annual testing of goodwill as of the last day of the first month of its fourth fiscal quarter each year to determine whether there is impairment. In addition to the Company’s annual test, it regularly evaluates whether events and circumstances have occurred that may indicate a potential impairment of goodwill.  No impairment was recorded during the three-year period ended December 29, 2017.

WILLDAN GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONT’D

Fiscal Years 2017, 2016 and 2015

5. EARNINGS PER SHARE (“EPS”)

Basic EPS is computed by dividing net income available to common stockholders by the weighted-average number of common shares outstanding. Diluted EPS is computed by dividing net income by the weighted-average number of common shares outstanding and dilutive potential common shares for the period. Potential common shares include the weighted-average dilutive effects of outstanding stock options and restricted stock awards using the treasury stock method.

The following table sets forth the number of weighted-average common shares outstanding used to compute basic and diluted EPS:

	Fiscal Year
	2017	2016	2015
Net income	$12,129,000	$8,299,000	$4,259,000
Weighted-average common shares outstanding	8,541,000	8,219,000	7,834,000
Effect of dilutive stock options and restricted stock awards	614,000	346,000	279,000
Weighted-average common shares outstanding-diluted	9,155,000	8,565,000	8,113,000
Earnings per share:
Basic	$1.42	$1.01	$0.54
Diluted	$1.32	$0.97	$0.52

For the fiscal year ended December 29, 2017, 114,600 options were excluded from the calculation of dilutive potential common shares, compared to 322,200 and 314,500 options, for fiscal years 2016 and 2015, respectively. These options were not included in the computation of dilutive potential common shares because the assumed proceeds per share exceeded the average market price per share for the respective periods. Accordingly, the inclusion of these options would have been anti-dilutive.

WILLDAN GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONT’D

Fiscal Years 2017, 2016 and 2015

6. ACCOUNTS RECEIVABLE

Accounts receivable consisted of the following at December 29, 2017 and December 30, 2016:

	December 29,	December 30,
	2017	2016
Billed	$30,250,000	$25,909,000
Unbilled (1)	24,732,000	18,988,000
Contract retentions	8,560,000	5,161,000
	63,542,000	50,058,000
Allowance for doubtful accounts	(369,000)	(785,000)
	$63,173,000	$49,273,000

(1)         Unbilled portion represents costs and estimated earnings in excess of billings on uncompleted contracts which is presented separately from accounts receivable on the consolidated balance sheets.

The movements in the allowance for doubtful accounts consisted of the following for fiscal years 2017, 2016 and 2015:

	Fiscal Year
	2017	2016	2015
Balance as of the beginning of the year	$785,000	$760,000	$662,000
(Recovery of) provision for doubtful accounts	(189,000)	216,000	586,000
Write-offs of uncollectible accounts	(227,000)	(191,000)	(488,000)
Balance as of the end of the year	$369,000	$785,000	$760,000

Billed accounts receivable represent amounts billed to clients that have yet to be collected. Unbilled accounts receivable represent revenue recognized but not yet billed pursuant to contract terms or accounts billed after the period end. Substantially all unbilled receivables as of December 29, 2017 and December 30, 2016 are or were expected to be billed and collected within twelve months of such date. Contract retentions represent amounts invoiced to clients where payments have been withheld pending the completion of certain milestones, other contractual conditions or upon the completion of the project. These retention agreements vary from project to project and could be outstanding for several months.

Allowances for doubtful accounts have been determined through specific identification of amounts considered to be uncollectible and potential write-offs, plus a non-specific allowance for other amounts for which some potential loss has been determined to be probable based on current and past experience.

As of December 29, 2017, Dormitory Authority-State of New York (“DASNY”) accounted for 19% and Consolidated Edison of New York, Inc. (“Consolidated Edison”) accounted for 15% of outstanding receivables, as compared to Consolidated Edison accounting for 20% and DASNY accounting for 19% of the Company’s outstanding receivables as of December 30, 2016. For the fiscal year 2017, DASNY and Consolidated Edison represented 22% and 16%, respectively, of our consolidated contract revenue.

WILLDAN GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONT’D

Fiscal Years 2017, 2016 and 2015

7. EQUIPMENT AND LEASEHOLD IMPROVEMENTS

Equipment and leasehold improvements consisted of the following at December 29, 2017 and December 30, 2016:

	December 29,	December 30,
	2017	2016
Furniture and fixtures	$3,011,000	$2,353,000
Computer hardware and software	8,355,000	7,686,000
Leasehold improvements	1,121,000	1,094,000
Equipment under capital leases	1,095,000	1,076,000
Automobiles, trucks, and field equipment	2,100,000	1,446,000
	15,682,000	13,655,000
Accumulated depreciation and amortization	(10,376,000)	(9,144,000)
Equipment and leasehold improvements, net	$5,306,000	$4,511,000

Included in accumulated depreciation and amortization is $380,000 and $745,000 of amortization expense related to equipment held under capital leases in fiscal years 2017 and 2016, respectively.

8. ACCRUED LIABILITIES

Accrued liabilities consisted of the following at December 29, 2017 and December 30, 2016:

	December 29,	December 30,
	2017	2016
Accrued bonuses	$2,687,000	$2,090,000
Accrued interest	5,000	1,000
Paid leave bank	2,533,000	2,129,000
Compensation and payroll taxes	1,859,000	2,006,000
Accrued legal	103,000	177,000
Accrued workers’ compensation insurance	305,000	81,000
Accrued rent	192,000	166,000
Employee withholdings	1,812,000	1,337,000
Client deposits	92,000	139,000
Accrued subcontractor costs	13,103,000	8,100,000
Other	602,000	2,823,000
Total accrued liabilities	$23,293,000	$19,049,000

9. EQUITY PLANS

As of December 29, 2017, the Company had two share-based compensation plans, which are described below. The Company may no longer grant awards under the 2006 Stock Incentive Plan. The compensation expense that has been recognized for stock options and restricted stock awards issued under these plans was $2,426,000, $1,239,000 and $777,000 for fiscal years 2017, 2016 and 2015, respectively.

WILLDAN GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONT’D

Fiscal Years 2017, 2016 and 2015

2006 STOCK INCENTIVE PLAN

In June 2006, the Company’s board of directors adopted the 2006 Stock Incentive Plan (“2006 Plan”) and it received stockholder approval. The Company re-submitted the 2006 Plan to its stockholders for post-IPO approval at the 2007 annual meeting of the stockholders and it was approved. The 2006 Plan terminated in June 2016 and no additional awards were granted under the 2006 Plan after the Company’s shareholders approved the 2008 Plan (as defined below) in June 2008. The 2006 Plan had 300,000 shares of common stock reserved for issuance to the Company’s directors, executives, officers, employees, consultants and advisors. Approximately 70,333 shares that were available for award grant purposes under the 2006 Plan have become available for grant under the 2008 Plan following shareholder approval of the 2008 Plan. Options granted under the 2006 Plan could be “non-statutory stock options” which expire no more than 10 years from the date of grant or “incentive stock options” as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). Upon exercise of non-statutory stock options, the Company is generally entitled to a tax deduction on the exercise of the option for an amount equal to the excess over the exercise price of the fair market value of the shares at the date of exercise. The Company is generally not entitled to any tax deduction on the exercise of an incentive stock option.  As of December 29, 2017, outstanding options granted, net of forfeitures and expirations, under the 2006 Plan consisted of 20,000 shares of incentive stock options.

AMENDED AND RESTATED 2008 PERFORMANCE INCENTIVE PLAN

In March 2008, the Company’s board of directors adopted the 2008 Performance Incentive Plan (“2008 Plan”), and it received stockholder approval at the 2008 annual meeting of the stockholders in June 2008. The 2008 Plan will currently terminate on April 17, 2027. The 2008 Plan initially had 450,000 shares of common stock reserved for issuance (not counting any shares originally available under the 2006 Plan that “poured over.”) At the 2010, 2012, 2016 and 2017 annual meetings of the stockholders, the stockholders approved 350,000, 500,000, 500,000 and 875,000 share increases, respectively, to the 2008 Plan. The maximum number of shares of the Company’s common stock that may be issued or transferred pursuant to awards under the 2008 Plan can also be increased by any shares subject to stock options granted under the 2006 Plan and outstanding as of June 9, 2008 which expire, or for any reason are cancelled or terminated, after June 9, 2008 without being exercised. The 2008 Plan currently has 897,000 shares of common stock reserved for issuance.  Awards authorized by the 2008 Plan include stock options, stock appreciation rights, restricted stock, stock bonuses, stock units, performance stock, and other share-based awards. No participant may be granted an option to purchase more than 300,000 shares in any fiscal year. Options generally may not be granted with exercise prices less than fair market value at the date of grant, with vesting provisions and contractual terms determined by the compensation committee of the board of directors on a grant-by-grant basis, subject to the minimum vesting provisions contained in the 2008 Plan. Options granted under the 2008 Plan may be “nonqualified stock options” or “incentive stock options” as defined in Section 422 of the Internal Revenue Code. The maximum term of each option shall be 10 years. Upon exercise of nonqualified stock options, the Company is generally entitled to a tax deduction on the exercise of the option for an amount equal to the excess over the exercise price of the fair market value of the shares at the date of exercise. The Company is generally not entitled to any tax deduction on the exercise of an incentive stock option. For awards other than stock options, the Company is generally entitled to a tax deduction at the time the award holder recognizes income with respect to the award equal to the amount of compensation income recognized by the award holder. Options and other awards provide for accelerated vesting if there is a change in control (as defined in the 2008 Plan) and the outstanding awards are not substituted or assumed in connection with the transaction. Through December 29, 2017, outstanding awards granted, net of forfeitures and exercises, under the 2008 Plan consisted of 531,000 shares, 639,000 shares and 88,000 shares for incentive stock options, non-statutory stock options and restricted stock grants, respectively.

WILLDAN GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONT’D

Fiscal Years 2017, 2016 and 2015

The fair value of each option is calculated using the Black-Scholes option valuation model that uses the assumptions noted in the following table. Expected volatility is based upon historical volatility of “guideline companies” since the length of time the Company’s shares have been publicly traded is equal to the contractual term of the options.

The expected term of the option, taking into account both the contractual term of the option and the effects of employees’ expected exercise and expected post-vesting termination behavior is estimated based upon the simplified method. Under this approach, the expected term is presumed to be the mid-point between the vesting date and the end of the contractual term. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. The assumptions are as follows:

	2017	2016	2015
Expected volatility	38% - 41%	39% - 41%	38% - 42%
Expected dividends	0%	0%	0%
Expected term (in years)	6	6	6
Risk-free rate	1.86% - 2.08%	1.2% - 1.84%	1.33% - 1.75%

The Company’s restricted stock awards are valued on the closing price of the Company’s common stock on the date of grant and typically vest over a three-year period.

Summary of Stock Option Activity

A summary of option activity under the 2006 Plan and 2008 Plan as of December 29, 2017 and changes during the fiscal years ended December 29, 2017, December 30, 2016 and January 1, 2016 is presented below. The intrinsic value of the fully-vested options is $9,961,000 based on the Company’s closing stock price of $23.94 on December 29, 2017.

			Weighted-
		Weighted-	Average
		Average	Remaining
		Exercise	Contractual
	Options	Price	Term (Years)
Outstanding at December 30, 2016	1,311,000	$10.15	6.69
Granted	199,000	30.28	—
Exercised	(271,000)	7.02	—
Forfeited or expired	(32,000)	15.65	—
Outstanding at December 29, 2017	1,207,000	$14.04	7.02
Vested at December 29, 2017	660,000	$8.84	5.58
Exercisable at December 29, 2017	660,000	$8.84	5.58

			Weighted-
		Weighted-	Average
		Average	Remaining
		Exercise	Contractual
	Options	Price	Term (Years)
Outstanding at January 1, 2016	964,000	$7.22	6.04
Granted	440,000	15.28	—
Exercised	(75,000)	4.41	—
Forfeited or expired	(18,000)	9.81	—
Outstanding at December 30, 2016	1,311,000	$10.15	6.69
Vested at December 30, 2016	658,000	$6.21	4.21
Exercisable at December 30, 2016	658,000	$6.21	4.21

WILLDAN GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONT’D

Fiscal Years 2017, 2016 and 2015

			Weighted-
		Weighted-	Average
		Average	Remaining
		Exercise	Contractual
	Options	Price	Term (Years)
Outstanding at January 2, 2015	926,000	$5.84	6.44
Granted	165,000	12.33	—
Exercised	(103,000)	3.72	—
Forfeited or expired	(24,000)	3.94	—
Outstanding at January 1, 2016	964,000	$7.22	6.04
Vested at January 1, 2016	624,000	$5.24	4.53
Exercisable at January 1, 2016	624,000	$5.24	4.53

A summary of the status of the Company’s nonvested options and changes in nonvested options during the fiscal years ended December 29, 2017, December 30, 2016 and January 1, 2016, is presented below:

		Weighted-
		Average
		Grant-Date
	Options	Fair Value
Nonvested at December 30, 2016	653,000	$4.75
Granted	199,000	12.23
Vested	(273,000)	6.68
Forfeited	(32,000)	15.65
Nonvested at December 29, 2017	547,000	6.43

		Weighted-
		Average
		Grant-Date
	Options	Fair Value
Nonvested at January 1, 2016	340,000	$3.77
Granted	440,000	6.15
Vested	(109,000)	7.82
Forfeited	(18,000)	9.81
Nonvested at December 30, 2016	653,000	4.75

		Weighted-
		Average
		Grant-Date
	Options	Fair Value
Nonvested at January 2, 2015	331,000	$3.37
Granted	165,000	4.92
Vested	(132,000)	3.67
Forfeited	(24,000)	3.94
Nonvested at January 1, 2016	340,000	3.77

WILLDAN GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONT’D

Fiscal Years 2017, 2016 and 2015

Summary of Restricted Stock Activity

A summary of restricted stock activity under the 2008 Plan as of December 29, 2017 and changes during the fiscal years ended December 29, 2017 and December 30, 2016, is presented below.  The intrinsic value of the fully-vested restricted stock is $1,301,000 and $207,000, based on the Company’s average grant date price of $31.53 and $10.89 for fiscal years ended December 29, 2017 and December 30, 2016, respectively.

		Weighted-
		Average
		Grant Date
	Restricted Stock	Fair Value
Outstanding at December 30, 2016	99,000	$11.37
Awarded	28,000	31.53
Vested	(40,000)	33.02
Forfeited	—	—
Outstanding at December 29, 2017	87,000	$17.67

Outstanding at January 1, 2016	38,000	$11.66
Awarded	82,000	10.89
Vested	(21,000)	9.89
Forfeited	—	—
Outstanding at December 30, 2016	99,000	$11.37

Outstanding at January 2, 2015	38,000	$5.74
Awarded	25,000	13.91
Vested	(25,000)	5.05
Forfeited	—	—
Outstanding at January 1, 2016	38,000	$11.66

The total unrecognized compensation expense related to nonvested stock options was $3,514,000, $3,101,000 and $1,280,000 for the fiscal years ended December 29, 2017, December 30, 2016 and January 1, 2016, respectively. The total unrecognized compensation expense related to restricted stock grants was $1,162,000, $874,000 and $322,000 for the fiscal years ended December 29, 2017, December 30, 2016 and January 1, 2016, respectively. That expense is expected to be recognized over a weighted-average period of 2.14 years. There were no options granted that were immediately vested during the fiscal years ended December 29, 2017, December 30, 2016 and January 1, 2016.

AMENDED AND RESTATED 2006 EMPLOYEE STOCK PURCHASE PLAN

The Company adopted its Amended and Restated 2006 Employee Stock Purchase Plan (“ESPP”) to allow eligible employees the right to purchase shares of common stock, at semi-annual intervals, with their accumulated payroll deductions. The plan received stockholder approval in June 2006. The Company re-submitted the plan to its stockholders for post-IPO approval at the 2007 annual stockholders’ meeting where approval was obtained. The ESPP initially had 300,000 shares of common stock reserved for issuance.  At the 2017 annual meeting of the stockholders, the stockholders approved an 825,000 share increase to the ESPP.  A total of 1,125,000 shares of the Company’s common stock have been reserved for issuance under the plan.

WILLDAN GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONT’D

Fiscal Years 2017, 2016 and 2015

The plan has semi-annual periods beginning on each January 1 and ending on each June 30 and beginning on each July 1 and ending on each December 31. The first offering period commenced on February 10, 2007 and ended on June 30, 2007. Participants make contributions under the plan only by means of payroll deductions each payroll period. The accumulated contributions are applied to the purchase of shares. Shares are purchased under the plan on or as soon as practicable after, the last day of the offering period. The purchase price per share equals 85% of the fair market value of a share on the lesser price of the share on the first day or last day of the offering period.

The Company’s Amended and Restated 2006 Employee Stock Purchase Plan is a compensatory plan. As of December 29, 2017, there were 805,093 shares available for issuance under the plan.

10. DEBT OBLIGATIONS

Debt obligations, excluding obligations under capital leases (see Note 11 “—Commitments—Leases” below), consist of the following:

	December 29,	December 30,
	2017	2016
Outstanding borrowings on revolving credit facility	$2,500,000	$—
Outstanding borrowings on delayed draw term loan	—	1,500,000
Notes payable for 360 Energy Engineers, LLC, bearing interest at 4%, payable in monthly principal and interest installments of $88,752 through November 2017.	—	1,031,000
Notes payable for Abacus, bearing interest at 4%, payable in monthly principal and interest installments of $54,281 through January 2017.	—	54,000
Notes payable for insurance, bearing interest at 2.773%, payable in monthly principal and interest installments of $55,868 through October 2016.	—	599,000
Deferred purchase price for the acquisition of substantially all of the assets of Genesys, bearing interest at 0.650%, payable in monthly principal and interest installments of $191,667 through March 2018.	383,000	2,862,000
Total debt obligations	2,883,000	6,046,000
Less current portion	383,000	3,972,000
Debt obligations, less current portion	$2,500,000	$2,074,000

The following table summarizes the combined principal installments for the Company’s debt obligations, excluding capital leases, over the next five years and beyond, as of December 29, 2017:

Fiscal Year:
2018	383,000
2019	—
2020	2,500,000
2021	—
Thereafter	—
$2,883,000

Credit Facility

On March 24, 2014, the Company and its subsidiaries, as guarantors, entered into a credit agreement (as amended, the “Prior Credit Agreement”) with BMO Harris Bank N.A. (“BMO”), that provided for a revolving line of credit of up to $7.5 million, subject to a borrowing base calculation, and a delayed draw term loan facility of up to $3.0 million.

WILLDAN GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONT’D

Fiscal Years 2017, 2016 and 2015

On January 20, 2017, the Company and each of its subsidiaries, as guarantors (the “Guarantors”), entered into an Amended and Restated Credit Agreement (the “Credit Agreement”) with BMO, as lender. The Credit Agreement amends and extends the Company’s Prior Credit Agreement.  The Credit Agreement provides for a $35.0 million revolving line of credit, including a $10.0 million standby letter of credit sub-facility, and matures on January 20, 2020.  Subject to satisfying certain conditions described in the Credit Agreement, the Company may request that BMO increase the aggregate amount under the revolving line of credit by up to $25.0 million, for a total facility size of $60.0 million; however, BMO is not obligated to do so.  Unlike the Prior Credit Agreement, the revolving line of credit is no longer subject to a borrowing base limitation and the Credit Agreement no longer includes a delayed draw term loan facility. To finance the acquisitions of Abacus and substantially all of the assets of 360 Energy on January 15, 2015, the Company borrowed $2.0 million under its delayed draw term loan facility pursuant to the Company’s Prior Credit Agreement. On January 20, 2017, the remaining $1.5 million of borrowings outstanding under the delayed draw term loan facility was converted into $1.5 million of borrowings under the revolving credit facility pursuant to the Credit Agreement.

Borrowings under the Credit Agreement bear interest at a rate equal to either, at the Company’s option, (i) the highest of the prime rate, the Federal Funds Rate plus 0.5% or one-month London Interbank Offered Rate (“LIBOR”) plus 1% (the “Base Rate”) or (ii) LIBOR, in each case plus an applicable margin ranging from 0.25% to 1.00% with respect to Base Rate borrowings and 1.25% to 2.00% with respect to LIBOR borrowings. The applicable margin will be based upon the consolidated leverage ratio of the Company. The Company will also be required to pay a commitment fee for the unused portion of the revolving line of credit, which will range from 0.20% to 0.35% per annum, and fees on any letters of credit drawn under the facility, which will range from 0.94% to 1.50%, in each case, depending on the Company’s consolidated leverage ratio.

Borrowings under the revolving line of credit are guaranteed by all of the Company’s direct and indirect subsidiaries and secured by substantially all of the Company’s and the Guarantors’ assets.

The Credit Agreement contains customary representations and affirmative covenants, including certain notice and financial reporting requirements. The Credit Agreement also requires compliance with financial covenants that require the Company to maintain a maximum total leverage ratio and a minimum fixed charge coverage ratio.

The Credit Agreement includes customary negative covenants, including (i) restrictions on the incurrence of additional indebtedness by the Company or the Guarantors and the incurrence of additional liens on property, (ii) restrictions on permitted acquisitions, including that the total consideration payable for all permitted acquisitions (including potential future earn-out obligations) shall not exceed $20.0 million during the term of the Credit Agreement and the total consideration for any individual permitted acquisition shall not exceed $10.0 million without BMO’s consent, and (iii) limitations on asset sales, mergers and acquisitions.  Further, the Credit Agreement limits the payment of future dividends and distributions and share repurchases by the Company; however, the Company is permitted to repurchase up to $8.0 million of shares of common stock under certain conditions, including that, at the time of any such repurchase, (a) the Company is able to meet the financial covenant requirements under the Credit Agreement after giving effect to the share repurchase, (b) the Company has at least $5.0 million of liquidity (unrestricted cash or undrawn availability under the revolving line of credit), and (c) no default exists or would arise under the Credit Agreement after giving effect to such repurchase. In addition, the Credit Agreement includes customary events of default. Upon the occurrence of an event of default, the interest rate will be increased by 2.0%, BMO has the option to make any loans then outstanding under the Credit Agreement immediately due and payable, and BMO is no longer obligated to extend further credit to the Company under the Credit Agreement.  As of December 29, 2017, the Company was in compliance with the financial covenants under the Credit Agreement.

WILLDAN GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONT’D

Fiscal Years 2017, 2016 and 2015

Promissory Notes

To finance the acquisitions of Abacus and substantially all of the assets of 360 Energy, the Company borrowed $2.0 million under its delayed draw term loan facility pursuant to the Prior Credit Agreement. The term loan provided for interest at the LIBOR rate plus an applicable margin ranging between 2.25% and 2.75 and matured on March 24, 2017. Principal on the term loan was payable on the last day of each March, June, September and December in each year. All of the remaining outstanding principal amount was paid on March 24, 2017. The term loan was governed by the terms of the Prior Credit Agreement. The term loan was paid in full on its maturity date of March 24, 2017.

On January 15, 2015, in connection with the completion of the acquisition of Abacus, WES issued promissory notes to Mark Kinzer (the “Kinzer Note”) and Steve Rubbert (the “Rubbert Note” and, together with the Kinzer Note, the “Abacus Notes”). The initial outstanding principal amount of each of the Kinzer Note and the Rubbert Note was $0.6 million. The Abacus Notes provided for a fixed interest rate of 4% per annum. The Abacus Notes were fully amortizing and payable in equal monthly installments between January 15, 2015 and their January 15, 2017 maturity date.  The Abacus Notes contained events of default provisions customary for documents of this nature. Mr. Kinzer and Mr. Rubbert entered into a Subordination Agreement, dated as of January 15, 2015, in favor of BMO, pursuant to which any indebtedness under the Abacus Notes was subordinated to any indebtedness under the Prior Credit Agreement. The Abacus Notes were paid in full on their maturity date of January 15, 2017.

On January 15, 2015, in connection with the completion of the acquisition of substantially all of the assets of 360 Energy, WES issued a promissory note to 360 Energy (the “360 Energy Note”). The initial outstanding principal amount of the 360 Energy Note was $3.0 million. The 360 Energy Note provided for a fixed interest rate of 4% per annum. The 360 Energy Note was fully amortizing and payable in equal monthly installments between January 15, 2015 and its December 31, 2017 maturity date. The 360 Energy Note contained events of default provisions customary for documents of this nature. 360 Energy entered into a Subordination Agreement, dated as of January 15, 2015, in favor of BMO, pursuant to which any indebtedness under the 360 Energy Note was subordinated to any indebtedness under the Prior Credit Agreement. The 360 Energy Note was paid in full on December 26, 2017, before the notes maturity date of December 31, 2017.

Deferred Purchase Price

The Asset Purchase and Merger Agreement for the acquisition of substantially all of the assets of Genesys dated March 4, 2016, included deferred payments to Messrs. Braun and Mineo in the amount of $2.3 million (“Deferred Payments”), each.  The Deferred Payments are to be paid in twenty-four (24) equal monthly installments in the amount of $95,834, inclusive of interest at the rate of 0.65% per annum.  Payments commenced April 4, 2016 and conclude March 4, 2018.  From issuance through December 29, 2017, the Company made payments of $4.2 million inclusive of interest and, as of December 29, 2017, the aggregate outstanding balance on the Deferred Payments to Messrs. Braun and Mineo was approximately $0.4 million.

Insurance Premiums

The Company has also financed, from time to time, insurance premiums by entering into unsecured notes payable with insurance companies. During the Company’s annual insurance renewals in the fourth quarter of its fiscal year ended December 29, 2017, the Company did not elect to finance its insurance premiums for the upcoming fiscal year.  The unpaid balance of the financed premiums totaled $0 and $599,000 for fiscal years ended December 29, 2017 and December 30, 2016, respectively.

WILLDAN GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONT’D

Fiscal Years 2017, 2016 and 2015

11. COMMITMENTS

Leases

The Company is obligated under capital leases for certain furniture and office equipment that expire at various dates through 2020.

The Company also leases certain office facilities under non-cancelable operating leases that expire at various dates through 2023.

Future minimum rental payments under capital and non-cancelable operating leases are summarized as follows:

	Capital	Operating
Fiscal year:
2018	$301,000	3,076,000
2019	125,000	2,648,000
2020	39,000	1,616,000
2021	—	1,283,000
2022	—	1,192,000
2023	—	277,000
Total future minimum lease payments	465,000	$10,092,000
Amount representing interest (at rates ranging from 3.25% to 3.75%)	(16,000)
Present value of net minimum lease payments under capital leases	449,000
Less current portion	289,000
	$160,000

Rent expense and related charges for common area maintenance for all facility operating leases for fiscal years 2017, 2016 and 2015 was approximately $3,624,000, $3,215,000 and $2,842,000, respectively.

Employee Benefit Plans

The Company has a qualified profit sharing plan pursuant to Code Section 401(a) and qualified cash or deferred arrangement pursuant to Code Section 401(k) covering substantially all employees. Employees may elect to contribute up to 50% of their compensation limited to the amount allowed by tax laws. Company contributions are made solely at the discretion of the Company’s board of directors. The Company made matching contributions of approximately $1,021,000, $900,000 and $777,000 during fiscal years 2017, 2016 and 2015, respectively.

The Company has a discretionary bonus plan for regional managers, division managers and others as determined by the chief executive officer or Company president. Bonuses are awarded if certain financial goals are achieved. The financial goals are not stated in the plan; rather they are judgmentally determined each year. In addition, the board of directors may declare discretionary bonuses to key employees and all employees are eligible for bonuses for outstanding performance. The Company’s compensation committee of the board of directors determines the compensation of the president and chief executive officer and other executive officers. Bonus expense for fiscal years 2017, 2016 and 2015 totaled approximately $3,535,000, $2,709,000 and $1,268,000, respectively, of which approximately $2,687,000 and $2,090,000 is included in accrued liabilities at December 29, 2017 and December 30, 2016, respectively.

WILLDAN GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONT’D

Fiscal Years 2017, 2016 and 2015

Post-Employment Health Benefits

In May 2006, the Company’s board of directors approved providing lifetime health insurance coverage for Win Westfall, the Company’s former chief executive officer and current director, and his spouse and for Linda Heil, the widow of the Company’s former chief executive officer, Dan Heil. These benefits relate to past services provided to the Company. Accordingly, there is no unamortized compensation cost for the benefits.

Included in accrued liabilities in the accompanying consolidated balance sheets related to this obligation is the present value of expected payments for health insurance coverage, $93,000 as of December 29, 2017 and $110,000 as of December 30, 2016.

12. INCOME TAXES

The provision for income taxes is comprised of:

	Fiscal Year
	2017	2016	2015
Current federal taxes	$635,000	$1,441,000	$983,000
Current state taxes	306,000	402,000	340,000
Deferred federal taxes	431,000	900,000	1,295,000
Deferred state taxes	190,000	325,000	464,000
	$1,562,000	$3,068,000	$3,082,000

The provision for income taxes reconciles to the amounts computed by applying the statutory federal tax rate of 34% to the Company’s income before income taxes. The sources and tax effects of the differences for fiscal years 2017, 2016 and 2015 are as follows:

	2017	2016	2015
Computed “expected” federal income tax expense	$4,655,000	$3,865,000	$2,496,000
Permanent differences	(61,000)	86,000	90,000
Stock options and disqualifying dispositions	(1,629,000)	(232,000)	205,000
Tax Act - federal rate change	(1,277,000)	—	—
Energy efficient building deduction	—	(912,000)	(281,000)
Current and deferred state income tax expense, net of federal benefit	287,000	481,000	482,000
Change in valuation allowances on deferred tax assets	15,000	(1,000)	73,000
Federal deferred tax adjustments	(441,000)	—	—
Adjustment for uncertain tax positions	363,000	—	—
Research and development tax credit	(188,000)	—	—
Other	(162,000)	(219,000)	17,000
	$1,562,000	$3,068,000	$3,082,000

Differences between the Company’s effective income tax rate and what would be expected if the federal statutory rate was applied to income before income tax from continuing operations are primarily due to stock options and disqualifying dispositions and the impact of the tax act. On December 22, 2017, the Tax Cuts and Jobs Act (the “Tax Act”) was enacted into law, which, among other items, lowered the U.S. corporate tax rate from 35% to 21%, effective January 1, 2018. As a result of the Tax Act, the Company recorded a one-time decrease in deferred tax expense of $1.3 million for the fiscal quarter ended December 29, 2017 to account for the remeasurement of the Company’s deferred tax assets and liabilities on the enactment date. The Tax Act also includes provisions that may partially offset the benefit of

WILLDAN GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONT’D

Fiscal Years 2017, 2016 and 2015

the tax rate reduction. Based on the Company’s initial assessment of the Tax Act, the Company believes that the most significant impact on its financial statements is the remeasurement of its deferred taxes. Quantifying all of the impacts of the Tax Act however requires significant judgment by management, including the inherent complexities involved in determining the timing of reversals of deferred tax assets and liabilities. Accordingly, the Company will continue to analyze the impacts of the Tax Act and, if necessary, record any further adjustments to deferred tax assets and liabilities in future periods.

Shortly after the Tax Act was enacted, the Securities and Exchange Commission issued guidance under Staff Accounting Bulletin No. 118, Income Tax Accounting Implications of the Tax Cuts and Jobs Act (“SAB 118”) to address the application of generally accepted accounting principles in the United States of America, or GAAP, and directing taxpayers to consider the impact of the Tax Act as “provisional” when a registrant does not have the necessary information available, prepared or analyzed (including computations) in reasonable detail to complete the accounting for the change in tax law.  In accordance with SAB 118, the Company has recognized the provisional tax impacts.  Although, the Company does not believe there will be any material adjustments in subsequent reporting periods, the ultimate impact may differ from the provisional amounts, due to, among other things, the limitation on the deductibility of certain executives’ compensation pursuant to Section 162(m) of the Internal Revenue Code, a detailed evaluation of the contractual terms of the Company’s fourth quarter 2017 capital additions to determine whether they qualify for the 100% expensing pursuant to the Tax Act, the significant complexity of the Tax Act and anticipated additional regulatory guidance that may be issued by the Internal Revenue Service (“IRS”) and changes in analysis, interpretations and assumptions the Company has made and actions the Company may take as a result of the Tax Act.  The accounting is expected to be complete when the 2017 U.S. corporate income tax return is filed in 2018.

The tax effects of temporary differences that give rise to significant portions of the net deferred tax assets and liabilities are as follows:

	December 29,	December 30,
	2017	2016
Deferred tax assets:
Accounts receivable allowance	$104,000	$316,000
Other accrued liabilities	1,413,000	2,450,000
State net operating losses	191,000	109,000
Intangible assets	2,466,000	3,268,000
Other	1,126,000	671,000
	5,300,000	6,814,000
Valuation allowance	(87,000)	(72,000)
Net deferred tax assets	$5,213,000	$6,742,000
Deferred tax liabilities:
Deferred revenue	$(6,935,000)	$(7,637,000)
Fixed assets	(463,000)	(632,000)
Other	(278,000)	(315,000)
	(7,676,000)	(8,584,000)
Net deferred tax liability	$(2,463,000)	$(1,842,000)

At December 29, 2017, the Company had state operating loss carryovers of $2.7 million. The carryovers expire through 2036.

WILLDAN GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONT’D

Fiscal Years 2017, 2016 and 2015

During each fiscal year, management assesses the available positive and negative evidence to estimate if sufficient future taxable income will be generated to utilize existing deferred tax assets. For fiscal years 2017 and 2016, the Company ultimately determined that it was more-likely-than-not that the entire California net operating loss will not be utilized prior to expiration.  Significant pieces of objective evidence evaluated included the Company’s history of utilization of California net operating losses in prior years for each of the Company’s subsidiaries, as well as the Company’s forecasted amount of net operating loss utilization for certain members of the combined group.  As a result, we recorded a valuation allowance in the amount of $87,000 and $72,000 at the end of fiscal year 2017 and 2016, respectively, related to California net operating losses.

In March 2016, the FASB issued ASU No. 2016-09, “Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting,” which amends the current stock compensation guidance. The amendments simplify the accounting for the taxes related to stock based compensation, including adjustments to how excess tax benefits and a company’s payments for tax withholdings should be classified. The standard is effective for fiscal periods beginning after December 15, 2016, with early adoption permitted. The Company has elected to early adopt ASU 2016-09 on a prospective basis, which resulted in a decrease to tax expense of approximately $1.6 million for the fiscal year ended December 29, 2017.

During the fiscal year ending December 29, 2017, the Company recorded a liability of $363,000 for uncertain tax positions related to certain deductions and an adjustment to interest accretion for contingent consideration recognized in tax years 2015 and 2016. The Company’s policy is to recognize interest and penalties related to unrecognized tax benefits in income tax expense. As of December 29, 2017, there were unrecognized tax benefits of $363,000. The Company may be subject to examination by the IRS for calendar years 2014 through 2017. The Company may also be subject to examination on certain state and local jurisdictions for the years 2013 through 2017.

13. SEGMENT INFORMATION

During the three months ended March 30, 2018, the Company revised its segment reporting to conform to changes in its internal management reporting.  As a result, beginning with the three months ended March 30, 2018, the Company’s two segments are Energy and Engineering and Consulting, and the Company’s chief operating decision maker, which continues to be its chief executive officer, receives and reviews financial information in this format.  Accordingly, segment information has been revised for comparison purposes for all periods presented in the accompanying consolidated financial statements.

The Company’s principal segment, Energy, which consists of the business of our subsidiary, WES, remains unchanged.  WES provides energy and sustainability consulting services to utilities, public agencies, municipalities, private industry and non-profit organizations. The Engineering and Consulting segment includes the operation of our remaining subsidiaries, Willdan Engineering, Willdan Infrastructure, Public Agency Resources, Willdan Financial Services and Willdan Homeland Solutions. The Engineering and Consulting segment combines our previous Engineering Services segment, Public Finance Services segment and Homeland Security Services segment.  The former Public Finance Services segment and former Homeland Security Services segment represent an insignificant portion of the Engineering and Consulting segment.  The Engineering and Consulting segment offers a broad range of engineering and planning services to the Company’s public and private sector clients, expertise and support for the various financing techniques employed by public agencies to finance their operations and infrastructure, along with the mandated reporting and other requirements associated with these financings, and national preparedness, homeland security consulting, public safety and emergency response services to cities, related municipal service agencies and other entities.

The accounting policies applied to determine the segment information are the same as those described in the summary of significant accounting policies. There were no intersegment sales in any of the three fiscal years ended December 29, 2017. The Company’s chief operating decision maker evaluates the performance of each segment based upon income or loss from operations before income taxes. Certain segment asset information including expenditures for long-lived assets has not been presented as it is not reported to or reviewed by the chief operating decision maker. In addition, enterprise-wide service line contract revenue is not included as it is impracticable to report this information for each group of similar services.

WILLDAN GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONT’D

Fiscal Years 2017, 2016 and 2015

Financial information with respect to the reportable segments and reconciliation to the amounts reported in the Company’s consolidated financial statements follows:

		Engineering	Unallocated		Consolidated
	Energy	& Consulting	Corporate	Intersegment	Total

Fiscal Year 2017
Contract revenue	$199,609,000	$73,743,000	$—	$—	$273,352,000
Depreciation and amortization	3,145,000	804,000	—	—	3,949,000
Interest expense	(90,000)	(21,000)	—	—	(111,000)
Segment profit (loss) before income tax expense	5,589,000	9,054,000	(952,000)	—	13,691,000
Income tax (benefit) expense	638,000	1,033,000	(109,000)	—	1,562,000
Net income (loss)	4,951,000	8,021,000	(843,000)	—	12,129,000
Segment assets(1)	65,872,000	20,774,000	74,656,000	(23,130,000)	138,172,000
Fiscal Year 2016
Contract revenue	$141,888,000	$67,053,000	$—	$—	$208,941,000
Depreciation and amortization	2,511,000	693,000	—	—	3,204,000
Interest expense	(163,000)	(16,000)	—	—	(179,000)
Segment profit (loss) before income tax expense	5,895,000	6,887,000	(1,415,000)	—	11,367,000
Income tax (benefit) expense	1,591,000	1,859,000	(382,000)	—	3,068,000
Net income (loss)	4,304,000	5,028,000	(1,033,000)	—	8,299,000
Segment assets(1)	63,140,000	20,100,000	48,237,000	(23,130,000)	108,347,000
Fiscal Year 2015
Contract revenue	$74,123,000	$60,980,000	$—	$—	$135,103,000
Depreciation and amortization	1,525,000	547,000	—	—	2,072,000
Interest expense	(194,000)	(13,000)	—	—	(207,000)
Segment profit before income tax expense	2,499,000	6,232,000	(1,390,000)	—	7,341,000
Income tax expense (benefit)	1,049,000	2,617,000	(584,000)	—	3,082,000
Net income	1,450,000	3,615,000	(806,000)	—	4,259,000
Segment assets(1)	34,686,000	19,912,000	40,877,000	(23,130,000)	72,345,000

(1)         Segment assets are presented net of intercompany receivables.

The following sets forth the assets that are included in Unallocated Corporate as of December 29, 2017 and December 30, 2016.

	2017	2016
Assets:
Cash and cash equivalents	$47,654,000	$22,660,000
Accounts Receivable, net	(1,046,000)	(590,000)
Prepaid expenses	1,285,000	1,017,000
Intercompany receivables	131,667,000	112,837,000
Goodwill	2,000	(3,000)
Other receivables	1,687,000	55,000
Equipment and leasehold improvements, net	1,504,000	1,869,000
Investments in subsidiaries	23,130,000	23,130,000
Other	438,000	99,000
	$206,321,000	$161,074,000

WILLDAN GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONT’D

Fiscal Years 2017, 2016 and 2015

14. CONTINGENCIES

Claims and Lawsuits

The Company is subject to claims and lawsuits from time to time, including those alleging professional errors or omissions that arise in the ordinary course of business against firms that operate in the engineering and consulting professions. The Company carries professional liability insurance, subject to certain deductibles and policy limits, for such claims as they arise and may from time to time establish reserves for litigation that is considered probable of a loss.

In accordance with accounting standards regarding loss contingencies, the Company accrues an undiscounted liability for those contingencies where the incurrence of a loss is probable and the amount can be reasonably estimated, and discloses the amount accrued and an estimate of any reasonably possible loss in excess of the amount accrued, if such disclosure is necessary for the Company’s financial statements not to be misleading. The Company does not accrue liabilities when the likelihood that the liability has been incurred is probable but the amount cannot be reasonably estimated, or when the liability is believed to be only reasonably possible or remote.

Because litigation outcomes are inherently unpredictable, the Company’s evaluation of legal proceedings often involves a series of complex assessments by management about future events and can rely heavily on estimates and assumptions. If the assessments indicate that loss contingencies that could be material to any one of the Company’s financial statements are not probable, but are reasonably possible, or are probable, but cannot be estimated, then the Company will disclose the nature of the loss contingencies, together with an estimate of the possible loss or a statement that such loss is not reasonably estimable. While the consequences of certain unresolved proceedings are not presently determinable, and a reasonable estimate of the probable and reasonably possible loss or range of loss in excess of amounts accrued for such proceedings cannot be made, an adverse outcome from such proceedings could have a material adverse effect on the Company’s earnings in any given reporting period. However, in the opinion of the Company’s management, after consulting with legal counsel, and taking into account insurance coverage, the ultimate liability related to current outstanding claims and lawsuits is not expected to have a material adverse effect on the Company’s financial statements.

15. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

The tables below reflect selected quarterly information for the fiscal years ended December 29, 2017 and December 30, 2016.

	Fiscal Three Months Ended
	March 31,	June 30,	September 29,	December 29,
	2017	2017	2017	2017
	(in thousands except per share amounts)
Contract revenue	$68,351	$71,833	$69,007	$64,161
Income from operations	1,964	4,563	4,183	2,994
Income tax (benefit) expense	(673)	1,220	1,292	(277)
Net income	2,641	3,312	2,886	3,290
Earnings per share:
Basic	$0.32	$0.38	$0.33	$0.38
Diluted	$0.30	$0.36	$0.31	$0.36
Weighted-average shares outstanding:
Basic	8,281	8,603	8,730	8,689
Diluted	8,854	9,136	9,248	9,231

WILLDAN GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONT’D

Fiscal Years 2017, 2016 and 2015

	Fiscal Three Months Ended
	April 1,	July 1,	September 30,	December 30,
	2016	2016	2016	2016
	(in thousands except per share amounts)
Contract revenue	$33,915	$58,941	$58,660	$57,425
Income from operations	1,838	3,964	3,053	2,689
Income tax expense	711	731	548	1,078
Net income	1,078	3,190	2,462	1,569
Earnings per share:
Basic	$0.13	$0.39	$0.30	$0.19
Diluted	$0.13	$0.37	$0.28	$0.18
Weighted-average shares outstanding:
Basic	7,996	8,207	8,308	8,334
Diluted	8,244	8,530	8,720	8,959

16.  SUBSEQUENT EVENTS

Subsequent to year end, the Company was notified that its 2016 tax return will be examined by the IRS.  The Company has yet to determine the result due to the examination process having not commenced.

On February 9, 2018, Congress extended the Section 179D Energy Efficient Commercial Building Deduction of the Internal Revenue Code, and the Company will record a benefit in the first quarter of fiscal year 2018.